Exhibit 99.1
News Release
For Immediate Release

Contacts:
Manor Care	Carlyle
Steven M. Cavanaugh, Chief Financial Officer	Chris Ullman
419/252-5601	202/729-5399
scavanaugh@hcr-manorcare.com	chris.ullman@carlyle.com
The Carlyle Group to Take Manor Care, Inc. Private
for $67.00 per Share for a Total Value of $6.3 Billion
     TOLEDO, Ohio, July 2, 2007 — Manor Care, Inc. (NYSE:HCR) announced today that following a comprehensive review of strategic alternatives, its Board of Directors has approved a transaction with global private equity firm The Carlyle Group to take the company private in an all cash transaction valued at approximately $6.3 billion. Under terms of the agreement, at the close of the transaction, Manor Care shareholders will receive $67.00 in cash for each share of common stock owned. This represents a 20 percent premium to Manor Care’s closing stock price of $55.75 on April 10, 2007, prior to the company’s April 11th announcement it would evaluate strategic alternatives.
     “The Board of Directors and our financial advisors thoroughly evaluated a wide range of strategic alternatives to maximize shareholder value,” said Paul A. Ormond, Chief Executive Officer, Chairman and President. “Partnering with top tier firm Carlyle and providing our shareholders with this attractive valuation is the best of those alternatives. This transaction affords a significant cash premium to our shareholders while allowing the company to continue its strategic direction and commitment to quality care. Carlyle appreciates the success we have achieved as a company and the role that our management and employees have played in the growth of this organization and its unique capabilities.”
     Karen Bechtel, Carlyle Managing Director and head of the health care sector team, said, “We are delighted to have this opportunity to invest in the largest owner and operator of facilities providing post-acute care services and long-term care in the country. Paul Ormond and his management and employee team have built a remarkable company that is positioned for continued growth and success.”
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Carlyle to Take Manor Care Private, Page 2
     Completion of the transaction is contingent on approval by the company’s shareholders, receipt of necessary regulatory approvals, and fulfillment of other usual and customary closing conditions. Manor Care anticipates the closing to occur in the fourth quarter of 2007.
     The transaction will be financed through a combination of commercial mortgage-backed securities, other debt financing and equity provided by Carlyle.
     Manor Care’s financial advisor is JPMorgan, and its legal advisor is Cravath, Swaine and Moore LLP. Citi also provided certain financial advisory services to the Board of Directors of Manor Care in connection with the transaction. The Carlyle Group’s financial advisors are Morgan Stanley, Credit Suisse and Banc of America Securities LLC, and Latham & Watkins LLP is legal advisor.
     Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.
     The Carlyle Group is a global private equity firm with $58.5 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132.0 billion. The Carlyle Group employs more than 800 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world www.carlyle.com.